Exhibit 99.1

Biofrontera Inc. Appoints Dr. Heikki Lanckriet to its Board of Directors

WOBURN, Mass. (July 12, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, announces the appointment of Heikki Lanckriet, Ph.D. to its Board of Directors. Dr. Lanckriet brings to Biofrontera more than 20 years of commercial and scientific experience in the life sciences industry, along with proven success in developing high-growth technology companies.

Dr. Lanckriet was nominated to Biofrontera Inc.’s Board of Directors by Biofrontera AG under the terms of the April 2023 settlement agreement between the two companies previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2023. Dr. Lanckriet currently serves as a member of Biofrontera AG’s Supervisory Board.

Dr. Lanckriet currently serves as Chief Executive Officer and Chief Scientific Officer of 4basebio PLC, UK, a publicly traded company that engages in the research, development, manufacturing and commercialization of synthetic DNA and RNA products, and targeted non-viral vector solutions which was spun out of Expedeon AG in 2021. In 2020 Heikki led the sale of Expedeon’s proteomics and immunology business to Abcam PLC. Earlier, Dr. Lanckriet was Founder and Chief Scientific Officer of Novexin, later transitioning to Chief Operating Officer. Dr. Lanckriet also held roles as Chief Executive Officer and Chief Scientific Officer at 2invest AG and Sygnis AG.

“Heikki’s ambition and keen understanding of translating science to commercial success will be a valuable addition to our Board of Directors. We look forward to his contributions and resources having served as both a life sciences executive and investor,” commented Hermann Luebbert, Chairman and Chief Executive Officer of Biofrontera Inc. “We enjoy a constructive relationship with Biofrontera AG and welcome their participation in our company’s governance and strategic positioning, as determined by the settlement agreement. Of particular note, Biofrontera AG is leading the clinical trials that we expect will enhance the use of Ameluz® in current indications and expand its label to include new, large market opportunities.”

“I am delighted to join the Board of Directors of Biofrontera, which is redefining the landscape for the treatment of actinic keratosis and other dermatological conditions in the US. My passion is in empowering teams to seize advancements in healthcare to improve the quality of patient care, and I recognize Biofrontera’s commercial potential with Ameluz, photodynamic therapy and more,” said Dr. Lanckriet.

Dr. Lanckriet holds a Ph.D. in Chemical Engineering from the University of Cambridge in the U.K. and a M.Eng. in Chemical Engineering from the University of Ghent in Belgium. He has authored several scientific papers that have been published in peer-reviewed medical and scientific journals, and is a named inventor on a multitude of patents.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company’s relationship with Biofrontera AG, the impact of current clinical trials of Ameluz®, the potential expansion of the label for Ameluz® and increased market opportunities for Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to regain compliance with Nasdaq continued listing standards, the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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